Index Supplement | To Prospectus dated February 23, 2021 and Prospectus Supplement dated February 23, 2021

Rule 424(b)(2) | Registration Statement No. 333-253385 | Dated July 28, 2022

HSBC USA Inc. Notes Linked to the
HSBC Vantage+ Index (USD) Excess Return

GENERAL

HSBC USA Inc. from time to time may offer and sell certain senior unsecured debt obligations (the “Notes”) linked to the HSBC Vantage+ Index (USD) Excess Return (the “Index”). The applicable free writing prospectus or pricing supplement will specify the specific terms of the Notes.

This underlying supplement describes the constituents of the Index. The constituents of the Index include exchange traded funds or trusts that issue depositary receipts representing an interest in equity securities held by such trust (each, an “Index Fund”). An Index Fund may track the performance of an index (if applicable, its “Underlying Index”) or basket of equity securities, or other instruments, primarily by holding securities or other instruments related to such Underlying Index or basket.

You should read the applicable free writing prospectus or pricing supplement, this underlying supplement, the accompanying prospectus supplement for Notes, Series 1 dated February 23, 2021 (the “Prospectus Supplement”) and the accompanying base prospectus for debt securities, preferred stock, depositary shares, warrants, purchase contracts and units dated February 23, 2021 (the “Base Prospectus”) carefully before you invest in a particular issuance of the Notes. If the terms described in the applicable free writing prospectus or pricing supplement are different or inconsistent with those described herein, the terms described in the applicable free writing prospectus or pricing supplement will govern the applicable Notes.

The HSBC Vantage+ Index (USD) Excess Return

The HSBC Vantage+ Index (USD) Excess Return selects a portfolio from a basket of 13 ETFs and if needed, in cash (each, an “Index Constituent”) by dynamically allocating its weightings each month to deliver the selected portfolio volatility of 5%. The Index reflects the return of the selected portfolio in excess of the daily Secured Overnight Finance Rate (“SOFR”) plus a spread adjustment of 0.26161%, adjusted daily by a multiplier between 0% and 150% to achieve the Index volatility of 6%, and is subject to an index fee of 0.85% per annum, deducted daily. The Index owner is HSBC Bank plc. The Index has been calculated, administered and published by Solactive AG (“Solactive”) (including any successor, the “Index Calculation Agent”) since November 8, 2019. For a full description of the Index, please see the relevant free writing prospectus or pricing supplement. The description of the Index in this document is qualified in its entirety by the full description in its methodology, which is available at https://www.solactive.com/wp-content/uploads/2019/11/HSBC-Vantage-Plus-Index-Methodology_final.pdf. Information contained on that website is not included or incorporated by reference in this document. You should make your own investigation into the Index.

HSBC Vantage+ Index Strategic Allocation

Group	Asset	ETF Ticker	Asset Cap	Group Cap
Developed Equities	SPDR® S&P 500® ETF Trust	SPY	40%	60%
	iShares® Russell 2000 ETF	IWM	20%
	Invesco S&P 500® Low Volatility ETF	SPLV	20%
	Invesco QQQ TrustSM, Series 1	QQQ	20%
	iShares® MSCI EAFE ETF	EFA	20%
Developed Bonds	iShares® 20+ Year Treasury Bond ETF	TLT	40%	80%
	iShares® iBoxx $ Investment Grade Corporate Bond ETF	LQD	40%
	iShares® iBoxx $ High Yield Corporate Bond ETF	HYG	15%
Emerging Markets	iShares® MSCI Emerging Markets ETF	EEM	20%	30%
	iShares® J.P. Morgan USD Emerging Markets Bond ETF	EMB	10%
Real Assets	iShares® US Real Estate ETF	IYR	20%	30%
	SPDR® Gold Shares	GLD	20%
Inflation	iShares® TIPS Bond ETF	TIP	5%	5%
Cash	Cash - Reinvested SOFR plus a spread adjustment of 0.26161%		0%*	Not Applicable

* If the Eligible Portfolios that meet the target volatility constraint of 5% cannot be identified, this cap can be increased by increments of 10% (subject to a maximum weight of 100%) until the eligible portfolios with a volatility of no greater than 7.50% are achieved for purposes of constructing the selected portfolio for the index.

An investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page S-1 of the Prospectus Supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the Base Prospectus, the Prospectus Supplement or any free writing prospectus or pricing supplement. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks, including possible loss of the principal amount invested due to the credit risk of HSBC USA Inc.

In making your investment decision, you should rely only on the information contained or incorporated by reference in the applicable free writing prospectus or pricing supplement, this underlying supplement, any related underlying supplement, the Prospectus Supplement and Base Prospectus. The information in the applicable free writing prospectus or pricing supplement and any related underlying supplement including this underlying supplement may only be accurate as of the dates of each of these documents.

The Notes described in the applicable free writing prospectus or pricing supplement and this underlying supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. The applicable free writing prospectus or pricing supplement, any related underlying supplement including this underlying supplement and the accompanying Prospectus Supplement and Base Prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement, “HSBC,” “we,” “us” and “our” refer to HSBC USA Inc., unless the context requires otherwise.

Neither HSBC or the Index Calculation Agent, nor any of our or its affiliates, accepts any responsibility for the calculation, maintenance or publication of the Index Funds described herein or any successor Index Funds or any Underlying Index.

Index Constituent Sponsors and Index Constituents

The Notes have not been passed on as to their legality or suitability by any sponsor of an Index Constituent (an “Index Constituent Sponsor”). The Notes are not issued by and are not financial or legal obligations of any Index Constituent Sponsor. No Index Constituent Sponsor makes any warranties or bears any liability with respect to the Notes. This underlying supplement relates only to the Notes offered by the relevant free writing prospectus or pricing supplement and accompanying Prospectus Supplement and Base Prospectus and does not relate to any Index Constituent or Index Constituent Sponsor.

Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as the Index Constituent Sponsors, are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. We have not made any independent investigation as to the accuracy or completeness of any materials referred to above, including any filings made by an Index Constituent Sponsor with the SEC.

In connection with any issuance of Notes under the relevant free writing prospectus or pricing supplement and the accompanying Prospectus Supplement and Base Prospectus, we have not participated in the preparation of the above-described documents or made any due diligence inquiry with respect to any Index Constituent Sponsor or Index Constituent. We make no representation that such publicly available documents or any other publicly available information regarding any Index Constituent Sponsor or Index Constituent is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof or prior to the date of the relevant free writing prospectus or pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described herein) that would affect the trading level or price of any Index Constituent (and therefore the price of such Index Constituent at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning an Index Constituent could affect the value received at maturity with respect to the Notes and therefore the price of the Notes.

The selection of any Index Constituent is not a recommendation to buy or sell such Index Constituent. We do not make any representation to any purchaser of the Notes as to the performance of any Index Constituent. The returns of each Index Constituent may be affected by certain management fees and other expenses, which are detailed in its prospectus.

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THE SPDR® S&P 500® ETF TRUST

Description of the SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF Trust (the “SPY”) is an investment company registered under the Investment Company Act. The trustee of the SPY is State Street Bank and Trust Company (“SSBTC”), and the sponsor of the SPY is PDR Services, LLC (wholly owned by NYSE Euronext). The SPY is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “SPY.”

Information provided to or filed with the SEC by the SPY pursuant to the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940 (the “Investment Company Act”) can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov.

Investment Objective and Strategy

The SPY’s objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the SPX. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The returns of the SPY may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Investment Strategy

At any time, the portfolio of SPY will consist of as many of the index securities in the SPX as is practicable. To maintain the correspondence between the composition and weightings of portfolio securities and index securities, the SSBTC or its parent company adjusts the portfolio from time to time to conform to periodic changes made by SPX to the identity and/or relative weightings of index securities in the SPX. The SSBTC or its parent company aggregates certain of these adjustments and makes changes to the portfolio at least monthly, or more frequently in the case of significant changes to the SPX. The SPY is not actively managed. Rather, the SPY attempts to track the performance of an unmanaged index of securities. This differs from an actively managed fund, which typically seeks to outperform a benchmark index. As a result, the SPY will hold constituent securities of the SPX regardless of the current or projected performance of a specific security or a particular industry or market sector. Maintaining investments in securities regardless of market conditions or the performance of individual securities could cause the SPY’s return to be lower than if the SPY employed an active strategy.

Correlation

While the SPY is intended to track the performance of the SPX as closely as possible (i.e., to achieve a high degree of correlation with the SPX), the SPY’s return may not match or achieve a high degree of correlation with the return of the SPX due to expenses and transaction costs incurred in adjusting the portfolio. In addition, it is possible that the SPX may not always fully replicate the performance of the SPX due to the unavailability of certain index securities in the secondary market or due to other extraordinary circumstances (e.g., if trading in a security has been halted).

Description of the S&P 500® Index

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P chooses companies for inclusion in the SPX with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. domiciled equity market.  Although the SPX contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the SPX prior to July 31, 2017 may be represented by multiple share class lines in the SPX. The SPX is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500 and spglobal.com.

S&P intends for the SPX to provide a performance benchmark for the large-cap U.S. domiciled equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Index Committee. Relevant criteria for additions to the SPX that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $14.6 billion or more and a security level float-adjusted market capitalization of at least 50% of such threshold (for spin-offs, eligibility is determined using when-issued prices, if available); the float-adjusted liquidity ratio of annual dollar value traded divided by the float-adjusted market capitalization) should be greater than or equal to 1.0 at the time of the addition to the S&P 500® Index and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date (current constituents have no minimum requirement), where the annual dollar value traded is calculated as the average closing price multiplied by the historical volume over the 365 calendar days prior to the evaluation date (reduced to the available trading period for IPOs or spinoffs that do not have 365 calendar days of trading history); the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA or Cboe EDGX (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the SPX relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for IPOs, the company must be traded on an eligible exchange for at least twelve months (for former SPACs, S&P considers the de-SPAC transaction to be an event equivalent to an IPO, and 12 months of trading post the de-SPAC event are required before a former SPAC can be considered for inclusion in the S&P 500® Index; spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the SPX). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the SPX provided they meet the unadjusted company level market capitalization eligibility criteria for the SPX. Migrations from the S&P MidCap 400® Index or the S&P SmallCap 600® Index do not need to meet the financial viability, liquidity, or 50% of the SPX’s unadjusted company level minimum market capitalization threshold criteria. Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the SPX, the S&P MidCap

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400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the SPX, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the SPX at the discretion of the Index Committee if the Index Committee determines that the addition could minimize turnover and enhance the representativeness of the SPX as a market benchmark. Certain types of organizational structures and securities are always excluded, including, but not limited to, business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, special purpose acquisition companies (SPACs), preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (ADRs). Stocks are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining SPX continuity.

For constituents included in the SPX prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the SPX, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions. It is possible that one listed share class line of a company may be included in the SPX while a second listed share class line of the same company is excluded. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If an SPX constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the SPX at the discretion of the S&P Index Committee.

Calculation of the SPX

The SPX is calculated using a base-weighted aggregative methodology. This discussion describes the “price return” calculation of the SPX. The applicable pricing supplement will describe the calculation if the underlier for your securities is not the price return calculation. The value of the SPX on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the SPX times the number of shares of such stock included in the SPX, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the SPX.

The SPX is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the SPX reflects the total market value of all index stocks relative to the index’s base period of 1941-1943.

In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in SPX calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Maintenance of the SPX

In order to keep the SPX comparable over time S&P engages in an index maintenance process. The SPX maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the SPX methodology, at least once within any 12 month period, the S&P Index Committee reviews the SPX methodology to ensure the SPX continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the SPX, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the SPX. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value

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of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the SPX not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, S&P generally derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the SPX’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.

Accelerated Implementation Rule

1.             Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:

(a)	at least $150 million, and

(b)	at least 5% of the pre-event total shares.

In addition to the materiality threshold, public offerings must satisfy the following conditions:

•	be underwritten.

•	have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.

•	have a publicly available confirmation from an official source that the offering has been completed.

For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.

2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These non-mandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced and verified by S&P.

Exception to the Accelerated Implementation Rule

For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.

All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.

Announcement Policy

For accelerated implementation, S&P will provide two (2) business days’ notice for all non-U.S. domiciled stocks, U.S. listed Depositary Receipts (DRs), and interlisted stocks, and one (1) business days’ notice for all U.S. domiciled stocks.

IWF Updates

Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.

For accelerated implementation of events of at least US $1 billion, any change in a company’s IWF will include the latest share and ownership information publicly available at the time of the announcement. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00.

IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule.

Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.

Other than the situations described above, please note that IWF changes are only made at the annual IWF review.

Share Updates

For companies with multiple share class lines, the criteria specified under the heading “Accelerated Implementation Rule” above apply to each individual multiple share class line rather than total company shares.

Exceptions:

Any non-fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.

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Rebalancing Guidelines – Share/IWF Freeze

A reference date, after the market close five weeks prior to the third Friday in March, June, September, and December, is the cutoff for publicly available information used for quarterly shares outstanding and IWF changes. All shares outstanding and ownership information contained in public filings and/or official sources dated on or before the reference date are included in that quarter’s update. In addition, there is a freeze period on a quarterly basis for any changes that result from the accelerated implementation rules. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e. March, June, September, and December) and ends after the market close on the third Friday of the rebalancing month.

Pro-forma files for float-adjusted market capitalization indices are generally released after the market close on the first Friday, two weeks prior to the rebalancing effective date. Pro-forma files for capped and alternatively weighted indices are generally released after the market close on the second Friday, one week prior to the rebalancing effective date. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 5, the share/IWF freeze period will begin after the close of trading on Tuesday, March 9, and will end after the close of trading the following Friday, March 19 (i.e., the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings), and the accelerated implementation rule is suspended. The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period all suspended changes will be announced on the third Friday of the rebalancing month and implemented five business days after the quarterly rebalancing effective date.

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the SPX. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the SPX from changing as a result of the corporate action. This helps ensure that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX.

Spin-Offs

As a general policy, a spin-off security is added to the SPX on the ex-date at a price of zero (with no divisor adjustment) and will remain in the SPX for at least one trading day. The spin-off security will remain in the SPX if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the SPX, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Companies that are spun off from a constituent of the SPX do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for index purposes. At the discretion of the Index Committee, a spin-off company may be retained in the SPX if the Index Committee determines it has a total market capitalization representative of the SPX. If the spin-off company’s estimated market capitalization is below the minimum unadjusted company market capitalization for the SPX but there are other constituent companies in the SPX that have a significantly lower total market capitalization than the spin-off company, the Index Committee may decide to retain the spin-off company in the SPX.

Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering	All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the SPX, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the SPX.

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Recalculation Policy

S&P reserves the right to recalculate and republish the SPX at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action; or (5) incorrect calculation or data entry error. The decision to recalculate the SPX is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from a recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the SPX is recalculated. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the SPX should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the SPX following specified guidelines. In the event that the SPX is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the SPX are calculated by S&P based on the closing price of the individual constituents of the SPX as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Official end-of-day calculations are based on each stock’s primary market closing price. Prices used for the calculation of real time index values are based on the “Consolidated Tape.” The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spglobal.com indicating any changes to the prices used in SPX calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the SPX. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

(i)	If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday: if exchanges indicate that trading will not resume for a given day, the SPX level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday SPX values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

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THE ISHARES® RUSSELL 2000 ETF

Description of the iShares® Russell 2000 ETF

The iShares® Russell 200 ETF (the “IWM”) is an investment portfolio maintained and managed by iShares Trust and advised by BFA. The shares of the IWM are listed and trade on the NYSE Arca under the ticker symbol “IWM.” iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the IWM.

Information provided to or filed with the SEC by iShares Trust pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.

Investment Objective and Strategy

The IWM seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small capitalization sector of the U.S. equity market as measured by the Russell 2000® Index (the “RTY”). The RTY was developed by FTSE Russell as an equity benchmark representing the approximately 2,000 smallest companies in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 97% of the U.S. equity market. The returns of the IWM may be affected by certain management fees and other expenses, which are detailed in its prospectus. The returns of the IWM may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Investment Strategy — Representative Sampling

The IWM pursues a “representative sampling” strategy in attempting to track the performance of the RTY, meaning the IWM invests in a representative sample of securities that collectively has an investment profile similar to the RTY. Securities selected are expected to have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the RTY. The IWM generally invests at least 80% of its assets in the component securities of the RTY and in investments that have economic characteristics that are substantially identical to the component securities of the RTY (i.e., depositary receipts representing securities of the RTY). The IWM may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the RTY, but which BFA believes will help the IWM track the RTY.

Correlation

The RTY is a theoretical financial calculation, while the IWM is an actual investment portfolio. While the IWM seeks to track the performance of the RTY (i.e., achieve a high degree of correlation with the RTY), the IWM’s return may not match the return of the RTY due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Description of the Russell 2000® Index

The RTY is an index calculated, published, and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies determined by FTSE Russell to be part of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and form a part of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization.

The RTY consists of the smallest 2,000 companies, by market capitalization, included in the Russell 3000® Index. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. The inception date of the RTY is January 1, 1984. Members of the RTY are determined each year during annual reconstitution and enhanced quarterly with the addition of initial public offerings (IPOs). The RTY is a subset of the Russell U.S. indices.

Defining Eligible Securities

All companies that are determined to be part of the U.S. equity market under FTSE Russell’s country-assignment methodology are included in the Russell U.S. indices. If a company is incorporated in, has a stated headquarters location in, and also trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), the company is assigned to the equity market of its country of incorporation. If any of the three do not match, FTSE Russell then defines three Home Country Indicators (“HCI”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by two-year average daily dollar trading volume from all exchanges within a country. Using the HCIs, FTSE Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of the company’s assets matches any of the HCIs, then the company is assigned to its primary asset location. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the primary location of the company’s revenues for the same cross-comparison and will assign the company to the appropriate country in a similar fashion. FTSE Russell uses an average of two years of assets or revenue data for analysis to reduce potential turnover. If conclusive country details cannot be derived from assets or revenue, FTSE Russell assigns the company to the country where its headquarters are located unless the country is a Benefit Driven Incorporation (“BDI”) country; in which case, the company will be assigned to the country of its most liquid stock exchange. Russell lists the following countries as BDIs: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Saint Eustatius, Saint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. If a company is designated as a Chinese “N Share,” it will not be considered for inclusion within the Russell U.S. indices. An “N Share” is a company is incorporated outside of mainland China that trades on the New York Stock Exchange, the Nasdaq exchange or the NYSE American. An N Share will have its headquarters or establishment in mainland China, with a majority of its revenues or assets derived from the People’s Republic of China.

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All securities eligible for inclusion in Russell U.S. indices must trade on an eligible U.S. exchange. The eligible U.S. exchanges are: CBOE, NYSE, NYSE American, NASDAQ and ARCA. Bulletin board, pink-sheets, and OTC-traded securities are not eligible for inclusion, including securities for which prices are displayed on the FINRA ADF.

Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts and trust receipts are not eligible for inclusion in the Russell U.S. indices. Royalty trusts, U.S. limited liability companies, closed-end investment companies, blank-check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. indices. Business development companies, exchange traded funds and mutual funds are also excluded.

If an eligible company trades under multiple share classes, FTSE Russell will review each share class independently for U.S. index inclusion. Stocks must trade at or above $1.00 (on its primary exchange) on the rank day in May of each year to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing index member’s closing price is less than $1.00 on rank day in May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the 30 days prior to the rank date is equal to or greater than $1.00. If an existing index member does not trade on the rank day in May, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible. A stock added during the quarterly IPO process is considered a new index addition and therefore must have a closing price on its primary exchange at or above $1.00 on the last day of the IPOs eligibility period in order to qualify for index inclusion. Companies with a total market capitalization of less than $30 million are not eligible for inclusion in the Russell U.S. indices. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell U.S. indices.

Annual Reconstitution

Annual reconstitution is the process by which all Russell indices are completely rebuilt. Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment. Companies may get bigger or smaller over time, or periodically undergo changes in their style characteristics. Reconstitution ensures that the companies continue to be correctly represented in the appropriate Russell indices.

On the rank day in May each year, all eligible securities are ranked by their total market capitalization. Total market capitalization is determined by multiplying total outstanding shares by the last price traded on the primary exchange on the rank day in May. All share classes for a company, including unlisted shares, are aggregated and considered total shares outstanding.

Reconstitution occurs on the fourth Friday in June. A full calendar for reconstitution is published each spring.

Eligible IPOs are added to the Russell U.S. indices quarterly to ensure that new additions to the institutional investing opportunity set are reflected in the representative indices. FTSE Russell focuses on IPOs each quarter because it is important to reflect market additions between reconstitution periods. Companies filing an initial public offering registration statement (or the local equivalent when outside the United States) and listing with the same quarter on an eligible U.S. exchange are reviewed for eligibility regardless of previous trading activity (exceptional or unique events may induce extraordinary treatment which will be communicated appropriately); a one month window is used to ensure that companies submitting the requisite filings just outside of the quarter are not excluded from eligibility. Companies currently trading on foreign exchanges or OTC markets will be reviewed for eligibility if: (1) the company files an initial public offering statement for an eligible U.S. exchange; (2) the offering is announced to the market and confirmed by FTSE Russell’s vendors as an IPO; and (3) the security is not currently a member of the Russell Global Index (eligibility and country assignment are reviewed at reconstitution).

Capitalization Adjustments

After membership is determined, a security’s shares are adjusted to include only those shares available to the public, which is often referred to as “free float.” The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in the Russell U.S. indices by their available (also called “float-adjusted”) market capitalization, which is calculated by multiplying the primary closing price by the available shares. Adjustments to shares are reviewed at reconstitution, during quarterly update cycles and for corporate actions such as mergers.

Certain types of shares are considered restricted and removed from total market capitalization to arrive at free float or available market capitalization, such as shares directly owned by State, Regional, Municipal and Local governments (excluding shares held by independently managed pension schemes for governments), shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated, and shares with high shareholding concentration, etc.

Corporate Action-Driven Changes

FTSE Russell adjusts the RTY on a daily basis in response to certain corporate actions and events, both to reflect the evolution of securities and to ensure that the indexes remain highly representative of the U.S. equity market. A company’s membership and its weight in the RTY can be impacted by these corporate actions. FTSE Russell uses a variety of reliable public sources to determine when an action is final, including a company’s press releases and regulatory filings; local exchange notifications; and official updates from other data providers FTSE Russell deems trustworthy. Prior to the completion of a corporate action or event, FTSE Russell estimates the effective date. FTSE Russell will then adjust the anticipated effective date based on public information until the date is considered final.

Depending upon the time an action is determined to be final, FTSE Russell either (1) applies the action before the open on the ex-date or (2) applies the action providing appropriate notice, referred to as a “delayed action.” If FTSE Russell has confirmed the completion of a corporate action, scheduled to become effective subsequent to a rebalance, the event may be implemented in conjunction with the rebalance to limit turnover, provided appropriate notice can be given.

For merger and spin-off transactions that are effective between rank day in May and the business day immediately before the index lock down takes effect prior to annual reconstitution in June, the market capitalizations of the impacted securities are recalculated and membership is reevaluated as of the effective date of the corporate action. For corporate events that occur during the reconstitution lock down period (which take effect from the open on the first day of the lock-down period onwards), market capitalizations and

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memberships will not be reevaluated. Non index members that have been considered ineligible as of rank day will not be reevaluated in the event of a subsequent corporate action that occurs between rank day and the reconstitution effective date.

If a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, FTSE Russell evaluates the additional share class for separate index membership. The new share class will be deemed eligible if the market capitalization of the distributed shares meets minimum size requirement (above the minimum market capitalization breakpoint defined as the smallest member of the Russell 3000E Index from previous rebalance, adjusted for performance to date.) Index membership of additional share classes that are added due to corporate actions will mirror that of the pricing vehicle, as will style and stability probabilities. If the distributed shares of an additional share class do not meet eligibility requirements, they will not be added to the index (the distributed shares may be added to the index temporarily until they are settled and listed to enable index replication).

“No Replacement” Rule: Securities that leave a Russell U.S. index for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in a Russell U.S. index over the year will fluctuate according to corporate activity.

To maintain representativeness and maximize the available investment opportunity for index managers, the Russell U.S. indices are reviewed quarterly for updates to shares outstanding and to free floats used within the index calculation. The changes are implemented quarterly, on the third Friday of the month (after the close). The June reconstitution will continue to be implemented on the last Friday of June (unless the last Friday occurs on the 29th or 30th, when reconstitution will occur on the Friday prior).

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The Invesco S&P 500® Low Volatility ETF

Description of the Invesco S&P 500® Low Volatility ETF

We have derived all information contained in this document regarding the Invesco S&P 500® Low Volatility ETF (the “SPLV”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Invesco Capital Management LLC (“Invesco”). The SPLV is maintained and managed by its investment adviser, Invesco. The SPLV is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “SPLV.” We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information derived from these public sources.

Invesco is a registered investment company that consists of numerous separate investment portfolios, including the SPLV. Information provided to or filed with the SEC by Invesco pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-138490 and 811-21977, respectively, through the SEC’s website at www.sec.gov.

Investment Objective and Strategy

The SPLV seeks investment results that generally correspond (before fees and expenses) to the price and yield of the S&P 500® Low Volatility Index (the “SP5LVI”). The SPLV generally will invest at least 90% of its total assets in common stocks that comprise the SP5LVI. S&P Dow Jones Indices LLC ("S&P") compiles, maintains and calculates the SP5LVI. Strictly in accordance with its existing guidelines and mandated procedures, S&P selects 100 securities from the S&P 500® Index for inclusion in the SP5LVI that have the lowest realized volatility over the past 12 months as determined by S&P. Volatility is a statistical measurement of the magnitude of up and down asset price fluctuations (increases or decreases in a stock's price) over time. The SPLV generally invests in all of the securities comprising the SP5LVI in proportion to their weightings in the SP5LVI.

Industry Concentration Policy

The SPLV will concentrate its investments (i.e., invest 25% or more of the value of its total assets) in securities of issuers in any one industry or sector only to the extent that the SP5LVI reflects a concentration in that industry or sector. The SPLV will not otherwise concentrate its investments in securities of issuers in any one industry or sector.

Description of the S&P 500® Low Volatility Index

We have derived all information relating to the SP5LVI, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the SP5LVI at any time.

S&P Publishes the S&P 500® Low Volatility Index

The SP5LVI has been calculated since April 2011 and measures the performance of the 100 least volatile stocks in the S&P 500® Index. Volatility is defined as the standard deviation of the stock’s daily price returns over the prior one year of trading days. Constituents are weighted relative to the inverse of their corresponding volatility, with the least volatile stocks receiving the highest weights. The SP5LVI is designed to serve as a benchmark for low volatility or low variance strategies in the U.S. stock market and S&P may from time to time, in its sole discretion, add companies to or delete companies from the SP5LVI to achieve these objectives.

Changes in the SP5LVI are reported daily in the financial pages of many major newspapers, on the Bloomberg Professional® service under the symbol “SP5LVI” and on the S&P website. Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.

Construction of the S&P 500® Low Volatility Index

The methodology employs a volatility driven weighting scheme, using the divisor methodology used in all of S&P’s equity indices. There are two steps in the creation of the SP5LVI. The first is the selection of the companies; the second is the weighting of the index constituents.

To be eligible for inclusion into the SP5LVI, stocks must first become constituents in the S&P 500® Index. Relevant criteria employed by S&P for inclusion in the S&P 500® Index include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

Additionally, to be eligible for the SP5LVI, constituents must have traded on all trading days in the 12 months leading up to the rebalancing reference date; however, S&P’s index committee discretion may be used in situations where a stock was subject to a temporary trading halt during that period.

The selection of constituents included in the SP5LVI is done as follows:

1. Using available price return data for the trailing one year of trading days leading up to each index rebalancing reference date, the volatilities of the constituents within each eligible universe are calculated.

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2. Constituents are, then, ranked in ascending order based on the inverse of the realized volatility. The top 100 securities with the least volatility form the SP5LVI.

At each rebalancing, the weight for each index constituent is set inversely proportional to its volatility. Volatility is defined as the standard deviation of the security’s daily price returns in local currency over the past year. The SP5LVI is calculated by means of the divisor methodology used in all S&P’s equity indices. The index value is simply the index market value divided by the divisor. In order to maintain basket series continuity, S&P also adjusts the divisor at the rebalancing.

Maintenance of the S&P 500® Low Volatility Index

Rebalancing

The SP5LVI is rebalanced after the close on the third Friday of each February, May, August and November using market data as of the last trading day of every January, April, July and October. The constituents’ shares are calculated using closing prices on the second Friday of the rebalancing month as the reference price. Index share amounts are calculated and assigned to each stock to arrive at the weights determined on the reference date. Since index shares are assigned based on prices prior to rebalancing, the actual weight of each stock at the rebalancing will differ from these weights due to market movements.

Corporate Actions

Certain corporate actions (such as spin-offs, stock splits, special dividends and rights offerings) may cause adjustments to the SP5LVI and the divisor.

Other Adjustments

In cases where there is no achievable market price for a stock being deleted, it may be removed at a zero or minimal price at the discretion of S&P’s index committee, in recognition of the constraints faced by investors in trading bankrupt or suspended stocks.

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THE INVESCO QQQ TRUSTSM, SERIES 1

Description of the Invesco QQQ TrustSM, Series 1

The Invesco QQQ TrustSM, Series 1 (the “Invesco QQQ Trust”) is a unit investment trust governed by a standard terms and conditions of trust between The Bank of New York Mellon, (the “Trustee”), and Nasdaq Global Funds, the predecessor sponsor to Invesco Capital Management LLC (the “Sponsor”). The Invesco QQQ Trust trades on The NASDAQ Stock Market under the ticker symbol “QQQ.”

Information filed by the Invesco QQQ Trust with the SEC pursuant to the Securities Exchange Act of 1934 and the Investment Company Act can be located by reference to the SEC file numbers 333-61001 and 811-08947, respectively on the SEC’s website at http://www.sec.gov.

Investment Objective and Strategy

The investment objective of the Invesco QQQ Trust is to provide investment results that generally correspond to the price and yield performance of the Nasdaq-100 Index® (the “NDX”). The NDX is a modified market capitalization-weighted index of 100 of the largest non-financial companies listed on The Nasdaq Stock Market based on market capitalization.

Investment Strategy

The Invesco QQQ Trust, which holds the Portfolio and cash, is not actively managed by traditional methods, which typically involve effecting changes in the Portfolio on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weights of the securities in the Invesco QQQ Trust (the “Securities”) and the stocks in the NDX, the Trustee adjusts the Securities from time to time to conform to periodic changes in the identity and/or relative weights of the Securities. The composition and weighting of the securities portion of a portfolio deposit are also adjusted to conform to changes in the NDX.

The Sponsor of the Invesco QQQ Trust makes available on each business day a list of the names and the required number of shares for each of the securities in the current portfolio deposit as well as the income net of expense amount effective through and including the previous business day per outstanding Invesco QQQ Shares. The Sponsor may choose within its discretion to make available, frequently throughout each business day, a number representing, on a per Invesco QQQ Shares basis, the sum of the income net of expense amount effective through and including the previous business day plus the current value of the securities portion of a portfolio deposit as in effect on such day (which value will occasionally include a cash-in-lieu amount to compensate for the omission of a particular index security from such portfolio deposit). The Nasdaq Stock Market calculates the NDX intra-day once per second on every business day in which The Nasdaq Stock Market is open for trading. If the Sponsor elects to make such information available, it would be calculated based upon the best information available to the Sponsor and may be calculated by other persons designated to do so by the Sponsor. If the Sponsor elects to make such information available, the inability of the Sponsor or its designee to provide such information for any period of time will not in itself result in a halt in the trading of Invesco QQQ Shares on Nasdaq. If such information is made available, investors interested in creating Invesco QQQ Shares or purchasing Invesco QQQ Shares in the secondary market should not rely solely on such information in making investment decisions but should also consider other market information and relevant economic and other factors.

Correlation

The NDX is a theoretical financial calculation, while the QQQ is an actual investment portfolio. While the QQQ seeks to track the performance of the NDX (i.e., achieve a high degree of correlation with the NDX), the QQQ’s return may not match the return of the NDX due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Description of the Nasdaq-100 Index®

The NDX is a modified market capitalization-weighted index of 100 of the largest non-financial companies listed on The Nasdaq Stock Market based on market capitalization. It does not contain securities of financial companies (based on the Financials industry classification according to the Industry Classification Benchmark). The NDX, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. Current information regarding the market value of the NDX is available from Nasdaq, Inc. (“Nasdaq”) as well as numerous market information services. The NDX is reported by Bloomberg under the ticker symbol “NDX.”

The share weights of the component securities of the NDX at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NDX is directly proportional to the value of its share weight.

Calculation of the NDX

At any moment in time, the level of the NDX equals the aggregate value of the then-current share weights of each of the component securities, which are based on the total shares outstanding of each such component security, multiplied by each such security’s respective last sale price on The Nasdaq Stock Market (which may be the official closing price published by The Nasdaq Stock Market), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported level of the NDX. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for reporting purposes.

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the NDX, a security must be listed on The Nasdaq Stock Market and meet the following criteria:

•	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;

•	the security must be issued by a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

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•	the security must generally be a common stock, ordinary share, American Depositary Receipt, tracking stock, shares of beneficial interest, or limited partnership interests;

•	the security must have a three-month average daily trading volume of at least 200,000 shares;

•	if the security is issued by an issuer organized under the laws of a jurisdiction outside the United States, it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•	the issuer of the security must have “seasoned” on an eligible exchange, which includes the Nasdaq Stock Market (Nasdaq Global Select Market, Nasdaq Global Market, or Nasdaq Capital Market), NYSE, NYSE American or CBOE BZX Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing. Eligibility is determined as of the constituent selection reference date, and includes that month. A security that was added to the index as the result of a spin-off event will be exempt from the seasoning requirement.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NDX the following criteria apply:

•	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;

•	the security must be issued by a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares in the previous three-month trading period as measured annually during the ranking review process described below;

•	if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States, as measured annually during the ranking review process;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible;

•	the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month-end. In the event that a company does not meet this criterion for two consecutive month-ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These eligibility criteria may be revised from time to time by Nasdaq without regard to the Notes.

Annual Ranking Review

The component securities are evaluated on an annual basis (the “Ranking Review”), except under extraordinary circumstances, which may result in an interim evaluation, as follows. Issuers that meet the applicable eligibility criteria are ranked by market value. The top 75 ranked issuers will be selected for inclusion. Any other issuers that were already members of the NDX and are ranked within the top 100 are also selected for inclusion. In the event that fewer than 100 issuers pass the first two criteria, the remaining positions will first be filled, in rank order, by issuers currently in the index ranked in positions 101-125 that were ranked in the top 100 at the previous reconstitution or replacement- or spin-off-issuers added since the previous reconstitution. In the event that fewer than 100 issuers pass the first three criteria, the remaining positions will be filled, in rank order, by any issuers ranked in the top 100 that were not already members of the NDX. The data used in the ranking includes end of October market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the Ranking Review, a component security is determined by Nasdaq to become ineligible for continued inclusion in the NDX, the security will be replaced with the largest market capitalization security, as of the prior month end, meeting the eligibility criteria listed above and not currently included in the NDX.

Index Maintenance

In addition to the Ranking Review, the securities in the NDX are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from corporate events, such as stock dividends, stock splits and certain spin-offs and rights issuances. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10%, that change will be made to the NDX as soon as practical, normally within ten days of such corporate action. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.

In either case, the share weights for those component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those securities. Ordinarily, whenever there is a change in the share weights, a change in a component security, or a change to the price of a component security due to spin-off, rights issuances or special cash dividends, Nasdaq adjusts the divisor to ensure that there is no discontinuity in the level of the NDX that might otherwise be caused by any of those changes. All changes will be announced in advance.

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Index Rebalancing

Under the methodology employed, on a quarterly basis coinciding with Nasdaq’s quarterly scheduled weight adjustment procedures, the component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NDX (i.e., as a 100-stock index, the average percentage weight in the NDX is 1%).

This quarterly examination will result in an index rebalancing if it is determined that: (1) the current weight of the single largest market capitalization component security is greater than 24% or (2) the “collective weight” of those component securities, the individual current weights of which are in excess of 4.5%, when added together, exceed 48%. In addition, Nasdaq may conduct a special rebalancing at any time if it is determined to be necessary to maintain the integrity of the NDX.

If either one or both of these weight distribution requirements are met upon quarterly review, or Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by enough amount for the adjusted weight of the single largest component security to be set to 20%. Second, relating to weight distribution requirement (2) above, for those component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by just enough amount for the “collective weight,” so adjusted, to be set to 40%.

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THE ISHARES® MSCI EAFE ETF

Description of the iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF (the “EFA”) is an investment portfolio maintained and managed by iShares Trust and advised by BFA. iShares is a registered investment company that consists of numerous separate investment portfolios, including EFA. The shares of EFA are listed and trade at NYSE Arca under the trading symbol “EFA.”

Information provided to or filed with the SEC by iShares Trust pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at www.sec.gov.

Investment Objective and Strategy

The EFA generally invests at least 80% of its assets in the component securities of the MSCI EAFE Index and in investments that have economic characteristics that are substantially identical to the component securities of the MSCI EAFE Index (i.e., depositary receipts representing component securities of the MSCI EAFE Index). The EFA may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the MSCI EAFE Index, but which BFA believes will help the EFA track the MSCI EAFE Index. The returns of the EFA may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Investment Strategy — Representative Sampling

The EFA pursues a “representative sampling” strategy in attempting to track the performance of the MSCI EAFE Index, and generally does not hold all of the equity securities held by the MSCI EAFE Index. The EFA invests in a representative sample of securities in the MSCI EAFE Index, which have a similar investment profile as the MSCI EAFE Index. BFA will generally invest at least 80% of its assets in the component securities of the MSCI EAFE Index and in investments that have economic characteristics that are substantially identical to the component securities of the MSCI EAFE Index (i.e., depositary receipts representing component securities of the MSCI EAFE Index), and may invest the remainder of its assets in securities not held by the MSCI EAFE Index, but which BFA believe will help the EFA track its Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI EAFE Index.

Correlation

The MSCI EAFE Index is a theoretical financial calculation, while the EFA is an actual investment portfolio. The performance of the EFA and the MSCI EAFE Index may vary somewhat due to transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EFA’s portfolio and the MSCI EAFE Index resulting from legal restrictions (such as diversification requirements that apply to the EFA but not to the MSCI EAFE Index) or representative sampling.

Description of the MSCI EAFE Index

The MSCI EAFE Index offers a representation of developed markets in Europe, Australasia and the Far East including the following countries as of the date of this document: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the U.K. The MSCI EAFE Index aims to capture 85% of the free float adjusted market capitalization of each country. It is based on the MSCI Global Investable Market Indexes methodology, which emphasizes index liquidity, investability and replicability. The MSCI EAFE Index has a base value of 100 and a base date of December 31, 1969.

The MSCI EAFE Price Index in USD is reported by Bloomberg under the ticker symbol “MXEA.”

MSCI Global Investable Market Indices Methodology

Constructing the MSCI Global Investable Market Indices

MSCI undertakes an index construction process, which involves: (i) identifying eligible equity securities and classifying those eligible securities into the appropriate country (defining the “Equity Universe”); (ii) applying investability screens to individual companies and securities in the Equity Universe that are classified in that market (determining the “Market Investable Equity Universe” for each market); (iii) determining market capitalization size-segments for each market; (iv) applying index continuity rules for an index that includes 85% ± 5% of the Market Investable Equity Universe (the “MSCI Standard Index”); (v) creating style segments within each size-segment within each market; and (vi) classifying securities under the GICS.

Defining the Equity Universe

(i) Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in countries which are classified as either developed markets (“Developed Market” or “DM”) or emerging markets (“Emerging Market” or “EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds (U.S. Business Development Companies are eligible), exchange-traded funds, equity derivatives, limited partnerships structured to be taxed as limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. REITs in some countries and certain income trusts in Canada are also eligible for inclusion.

(ii) Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) is classified in one and only one country, which allows for sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by (i) identifying an eligible listing for each security in the Equity Universe and (ii) applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market

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for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i) “Equity Universe Minimum Size Requirement”: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. To determine this minimum size requirement, the companies in the DM Equity Universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the DM Equity Universe is calculated at each company. When the cumulative free float-adjusted market capitalization coverage of 99% of the sorted Equity Universe is achieved, the full market capitalization of the company at that point defines the Equity Universe Minimum Size Requirement.

(ii) Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(iii) DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. A minimum liquidity level of 20% of 3-month Annualized Traded Value Ratio (“ATVR”) and 90% of 3-month Frequency of Trading over the last 4 consecutive quarters, as well as 20% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of a Developed Market. A minimum liquidity level of 15% of 3-month ATVR and 80% of 3-month Frequency of Trading over the last 4 consecutive quarters, as well as 15% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of an Emerging Market. In instances when a security does not meet the above criteria, the security will be represented by a relevant liquid eligible Depositary Receipt if it is trading in the same geographical region. Depositary Receipts are deemed liquid if they meet all the above mentioned criteria for 12-month ATVR, 3-month ATVR and 3-month Frequency of Trading. In addition, securities with stock prices above USD 10,000 fail the liquidity screening unless they are already constituents of the MSCI Global Investable Market Indices.

(iv) Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the MSCI Standard Index’s ability to fully and fairly represent the characteristics of the underlying market.

(v) “Minimum Length of Trading Requirement”: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large IPOs and large primary / secondary offerings of non index-constituents are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a quarterly or semi-annual index review.

(vi) Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit (FOL) to be eligible for inclusion in a Market Investable Equity Universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size-Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large Cap + Mid Cap + Small Cap): 99%+1% or -0.5%

•	Standard Index (Large Cap + Mid Cap): 85% ± 5%

•	Large Cap Index: 70% ± 5%

•	Mid Cap Index: The Mid Cap Index market coverage in each market is derived as the difference between the market coverage of the Standard Index and the Large Cap Index in that market.

•	Small Cap Index: The Small Cap Index market coverage in each market is derived as the difference between the free float-adjusted market capitalization coverage of the Investable Market Index and the Standard Index in that market.

Creating the Size-Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size-segment; (ii) determining the Global Minimum Size Range for each size-segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size-segments; and (v) applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index. The application of this requirement involves the following steps:

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market

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capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

When the index continuity rule is in effect, the market size-segment cutoff is set at 0.5 times the global minimum size reference for the Standard Index rather than the full market capitalization of the smallest company in that market’s Standard Index.

Creating Style Indices within Each Size-Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P, the GICS. The GICS entails four levels of classification: (1) specific sectors; (2) industry groups; (3) industries; and (4) sub-industries or a combination of these. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Calculation

Price Index Level

The MSCI indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, the level of the relevant MSCI index level is obtained by applying the change in the market performance to the previous period level for such MSCI index.

Price Index Level USDt = PriceIndexLevelUSDt-1 ×	Index Adjusted Market Cap USDt Index Initial Market Cap USDt

Price Index Level Localt = PriceIndexLevelLocalt-1 ×	Index Adjusted Market Cap For Localt Index Initial Market Cap USDt

Where:

•	Price Index Level USDt-1 is the Price Index level in USD at time t-1

•	Index Adjusted Market Cap USDt is the Adjusted Market Capitalization of the index in USD at time t

•	Index Initial Market Cap USDt is the Initial Market Capitalization of the index in USD at time t

•	Price Index Level Localt-1 is the Price Index level in local currency at time t-1

•	Index Adjusted Market Cap For Localt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t

Index Market Capitalization

Index Adjusted Market Cap USDt =

Index Adjusted Market Cap For Localt =

Index Initial Market Cap USDt =

Where:

•	End Of Day Number Of Sharest-1 is the number of shares of security s at the end of day t-1.

•	Price Per Sharet is the price per share of security s at time t.

•	Price Per Sharet-1 is the price per share of security s at time t-1.

•	Inclusion Factort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of security s at time t.

•	FXratet is the FX rate of the price currency of security s vs USD at time t. It is the value of 1 USD in foreign currency.

•	FXratet-1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•	ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g., from Turkish Lira to New Turkish Lira, ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

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Security Index of Price in Local Currency

The Security Index of Price is distributed in MSCI daily and monthly security products. It represents the price return from period to period by utilizing the concept of an index of performance with an arbitrary base value. The index of price is fully adjusted for capital changes and is expressed in local currency.

SecurityPriceIndexLevel1 = SecurityPriceIndexLevelt-1 ×	Security Adjusted Market Cap For Localt Security Initial Market Cap USDt

Security Adjusted Market Cap For Localt =	End Of Day Number Of Sharest-1 × Price Per Sharet × Inclusion Factort × PAFt FXratet-1	×	ICIt ICIt-1

Security Initial Market Cap USDt =	End Of Day Number Of Sharest-1 × PricePerSharet-1 × Inclusion Factort FXratet-1

Where:

•	Security Price Index Levelt-1 is Security Price Index level at time t-1.

•	Security Adjusted Market Cap For Localt is the Adjusted Market Capitalization of security s in USD converted using FX rate as of t-1.

•	Security Initial Market Cap USDt is the Initial Market Capitalization of security s in USD at time t.

•	End Of Day Number Of Sharest-1 is the number of shares of security s at time t-1.

•	Price Per Sharet is the price per share of security s at time t.

•	Price Per Sharet-1 is the price per share of security s at time t-1.

•	Inclusion Factort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor (“PAF”) of security s at time t.

•	FXratet-1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•	ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g., from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Maintenance of and Changes to the MSCI Indices

MSCI maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the MSCI Indices, emphasis is also placed on continuity, continuous investability of constituents, replicability, index stability and low turnover.

As part of the changes to MSCI’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

•	semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

•	quarterly reviews, which will occur each February and August and will focus on significant changes in the market since the last semi-annual review and on including significant new eligible securities (such as IPOs, which were not eligible for earlier inclusion in the indices); and

•	ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations, and other similar corporate events.

Based on these reviews, additional components may be added, and current components may be removed, at any time. MSCI generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.

Prices and Exchange Rate

Prices

The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such. MSCI reserves the right to use an alternative pricing source on any given day.

Exchange rates

MSCI uses the closing spot rates published by WM / Reuters at 4:00 PM London time. MSCI uses WM / Reuters rates for all countries for which it provides indices.

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year Day), the previous business day’s rates are normally used.

MSCI independently monitors the exchange rates on all its indices and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if MSCI determines that the WM / Reuters rates are not

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reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, MSCI may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

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The iShares® 20+ Year Treasury Bond ETF

Description of the iShares® 20+ Year Treasury Bond ETF

We have derived all information contained in this document regarding the iShares® 20+ Year Treasury Bond ETF (the “TLT”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares® Trust (“iShares®”). Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. The TLT trades on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “TLT.” The TLT seeks to track the investment results of the ICE U.S. Treasury 20+ Year Bond Index (the “IDCOT20T”), which measures the performance of public obligations of the U.S. Treasury that have a remaining maturity greater than twenty years. Prior to the selection of the IDCOT20T on April 1, 2016, the TLT tracked the Bloomberg Barclays U.S. 20+ Year Treasury Bond Index.

BlackRock® Fund Advisors (“BFA”), the investment adviser of TLT, uses a “passive” or indexing approach to try to achieve the investment objective of TLT. TLT does not try to “beat” the index it tracks and does not seek temporary defensive positions when markets decline or appear overvalued. Indexing may eliminate the chance that TLT will substantially outperform the IDCOT20T but also may reduce some of the risks of active management, such as poor security selection. Indexing seeks to achieve lower costs and better after-tax performance by keeping portfolio turnover low in comparison to actively managed investment companies.

Information provided to or filed with the SEC by iShares® pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Investment Objective and Strategy

The TLT generally invests at least 90% of its assets in the bonds of the IDCOT20T and at least 95% of its assets in U.S. government bonds. TLT may invest up to 10% of its assets in U.S. government bonds not included in the IDCOT20T, but which BFA believes will help TLT track the IDCOT20T. TLT also may invest up to 5% of its assets in repurchase agreements collateralized by U.S. government obligations and in cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. TLT seeks to track the investment results of the IDCOT20T before fees and expenses of TLT.

TLT may lend securities representing up to one-third of the value of its total assets (including the value of any collateral received). The IDCOT20T is sponsored by ICE Data Indices, LLC or its affiliates (the “Index Provider”), which is independent of TLT and BFA. The Index Provider determines the composition and relative weightings of the securities in the IDCOT20T and publishes information regarding the market value of the IDCOT20T.

Representative Sampling

BFA uses a representative sampling indexing strategy to manage the TLT. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of the IDCOT20T. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, duration, maturity, credit ratings and yield) and liquidity measures similar to those of the IDCOT20T. The TLT may or may not hold all of the securities in the IDCOT20T.

Industry Concentration Policy

TLT will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the IDCOT20T is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

Description of the ICE U.S. Treasury 20+ Year Bond Index

The IDCOT20T includes publicly-issued U.S. Treasury securities that have a remaining maturity greater than twenty years and have $300 million or more of outstanding face value, excluding amounts held by the Federal Reserve. In addition, the securities in the IDCOT20T must be fixed-rate and denominated in U.S. dollars.

Excluded from the IDCOT20T are inflation-linked securities, Treasury bills, cash management bills, any government agency debt issued with or without a government guarantee and zero-coupon issues that have been stripped from coupon-paying bonds. The IDCOT20T is weighted by market capitalization, and the securities in the IDCOT20T are updated on the last business day of each month.

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The iShares® iBoxx $ Investment Grade Corporate Bond ETF

Description of the iShares® iBoxx $ Investment Grade Corporate Bond ETF

We have derived all information contained in this document regarding the iShares® iBoxx $ Investment Grade Corporate Bond ETF (the “LQD”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares®. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. The LQD trades on the NYSE Arca, Inc. under the ticker symbol “LQD.”

The LQD seeks to track the investment results of the Markit iBoxx® USD Liquid Investment Grade Index (the “IBOXIG”), an index composed of U.S. dollar-denominated, investment-grade corporate bonds. The LQD is primarily invested in the banking, consumer services and telecommunications sectors. The LQD generally invests at least 90% of its assets in securities that comprise the underlying index and at least 95% of its assets in investment-grade corporate bonds. However, the Fund may at times invest up to 20% of its assets in bonds not included in its relevant IBOXIG but which BFA believes will help the Fund track the IBOXIG and which are either: (i) included in the broader index upon which the IBOXIG is based (i.e., the Markit iBoxx USD Index); or (ii) new issues which BFA believes are entering or about to enter the IBOXIG or the Markit iBoxx USD Index. The Fund may invest up to 5% of its assets in repurchase agreements collateralized by U.S. government obligations and in cash and cash equivalents, including shares of BFA or its affiliates.

Information provided to or filed with the SEC by iShares® pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The LQD is passively managed and employs a representative sampling strategy. The LQD’s investment adviser is BFA and the underlying index is sponsored by Markit Group Limited (“Markit”). More information regarding the LQD can be located on the LQD’s website: https://www.ishares.com/us/products/239566/ishares-iboxx-investment-grade-corporate-bond-etf. Information on that website is not included or incorporated by reference into this document.

The LQD is issued by the iShares®, a registered investment company. The LQD seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index, the U.S. dollar-denominated liquid investment grade corporate bond market, as defined by the IBOXIG. As described below, bonds issued by issuers organized in a variety of developed countries are eligible for inclusion in the IBOXIG.

Description of the Markit iBoxx® USD Liquid Investment Grade Index

The IBOXIG is published by Markit, the index owner. Markit has no obligation to continue to publish, and may discontinue publication of, the IBOXIG at any time.

The IBOXIG is designed to reflect the performance of the U.S. dollar-denominated investment grade corporate bond market. The IBOXIG is market-value weighted with an issuer cap of 3%. The IBOXIG may include large-, mid- or small-capitalization companies. Components of the IBOXIG primarily include consumer goods, consumer services, financials, healthcare, oil & gas, industrials, technology and telecommunications companies.

The IBOXIG consists of investment grade U.S. dollar-denominated bonds issued by corporate issuers from developed countries and rated by at least one of three rating services: Fitch Ratings, Inc. (“Fitch”), Moody’s Investors Service (“Moody’s”) or Standard & Poor’s® Global Ratings, a subsidiary of S&P Global (“S&P Ratings”). The IBOXIG composition is rebalanced once a month, after the close of business on the last business day of the rebalancing month (the “rebalancing date”). The new IBOXIG composition becomes effective on the first business day of the next month.

The bonds in the IBOXIG must meet all the criteria described below as of the close of business three business days prior to the rebalancing date, provided that the relevant bond data can be verified, at Markit’s sole discretion, as of such date (the “bond selection cut-off date”).

The IBOXIG is based on multi-sourced pricing which, depending on the structure of each market, takes into account a variety of data inputs such as transaction data, quotes from market makers and other observable data points. Prices for the bonds in the IBOXIG are sourced from a number of leading market makers. The received quotes are subject to a quality control process which is intended to exclude stale or off-market prices, and the quotes that pass the quality control are consolidated to the IBOXIG price. Additionally, the IBOXIG rules and their application are governed by two committees:

•	Technical Committee: composed of representatives of market makers and banks. The main purpose of this group is to provide assistance in the identification of eligible constituents, especially in the instance where the eligibility or the classification of a bond is unclear or contentious. Additionally, the Technical Committee discusses any market developments which may warrant index rule changes, and provides recommendations on changes to the rules or additional indices. It also reviews the impact of financial sanctions on the eligibility or specific index constituents. The Technical Committee meets once a month.

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•	Oversight Committee: composed of representatives from a broad range of asset managers, consultants and industry bodies. The purpose of the Oversight Committee is to review the recommendations of the Technical Committee and also to provide consultation on any market developments which may warrant rule changes.

Selection Criteria for the iBoxx $ Liquid Investment Grade Index

The following selection criteria are applied to select the constituents for the IBOXIG:

•	Bond Type. Only fixed-rate bonds whose cash flow can be determined in advance are eligible for the IBOXIG. The IBOXIG is comprised solely of bonds. Treasury Bills and other money market instruments are not eligible. The IBOXIG includes only U.S. dollar denominated bonds. In particular, bonds with the following characteristics are included: fixed coupon bonds, step-up bonds with coupon schedules known at issuance (or as functions of the issuer’s rating), sinking funds and amortizing bonds, medium-term notes, Rule 144A offerings with a registration right, callable bonds and putable bonds. The following instrument types are specifically excluded from the IBOXIG: preferred shares, optionally and mandatorily convertible bonds, subordinated bank or insurance debt with mandatory contingent conversion features or with any conversion options before the first call date, bonds with other equity features attached (e.g., options or warrants), private placements, perpetual bonds, fixed-to-floater bonds, floating rate notes, pay-in-kind bonds (during the pay-in-kind period), zero coupon bonds, zero step-ups (GAINS) and bonds with differences between accrual and coupon payment periods and monthly-paying bonds.

Any bond subject to a firm call or tender offer, with the exception of exchange offers, in the month immediately following the rebalancing date will be excluded from the IBOXIG, provided that Markit is aware of that tender offer or call as of the bond selection cut-off date.

•	Credit Rating. Bonds in the IBOXIG must have a Markit iBoxx Rating of investment grade, which is defined as BBB- or above by S&P Ratings or Fitch or Baa3 or above by Moody’s. If a bond is rated by more than one of the foregoing ratings agencies, then the Markit iBoxx Rating is the average of the provided ratings. The rating is consolidated to the nearest rating grade in accordance with the Markit iBoxx Rules. Rating notches are not used. In case of an ID change or exchange of a Rule 144A/Regulation S offering into a registered bond, the ratings from the Rule 144A/Regulation S offering are also used for the registered bond.

•	Time to Maturity. To qualify for entry in the IBOXIG, bonds must have at least three years to maturity, and all new insertions must have an expected remaining life of at least three years and 6 months.

•	Amount Outstanding. The outstanding face value of all bonds denominated in U.S. dollars from the issuer must be greater than or equal to $2 billion as of the bond selection cut-off date. The outstanding face value of a bond must be greater than or equal to $750 million as of the bond selection cut-off date. Partial buybacks or increases will affect the outstanding face value of a prospective bond. Markit considers changes to the outstanding face value of a candidate bond as a result of partial or full buybacks or increases, provided that Markit is aware of such changes as of the bond selection cut-off date.

•	Bond Classification. All bonds are classified based on the principal activities of the issuer and the main sources of the cash flows used to pay coupons and redemptions. Bonds must be denominated in U.S. dollars with clearance and settlement available through DTC. The securities need to be either publicly registered in the United States with the SEC or Rule 144A offerings with registration rights. Eurobonds are excluded.

Bonds must be corporate credit, i.e., debt instruments backed by corporate issuers that are not secured by specific assets. Debt issued by governments, sovereigns, quasi-sovereigns and government-backed or guaranteed entities is excluded. Bonds eligible for the IBOXIG must be issued from countries classified as developed markets based on the “Markit Global Economic Development Classification,” which is updated once per year.

Each bond in the IBOXIG is assigned to one of the following sectors: Consumer Goods, Consumer Services, Financials, Industrials & Materials, Telecommunication & Technology and Utilities & Energy.

•	Lockout Period. A bond that drops out of the IBOXIG at the rebalancing day is excluded from re-entering the index for a three-month period. The rule for the lockout period takes precedence over the other rules for the IBOXIG selection. A locked out bond will not be selected, even if it qualifies for the IBOXIG

•	Minimum Run. Any bond that enters the IBOXIG must remain in the IBOXIG for a minimum of six months, provided it is not downgraded to sub-investment grade, defaulted or fully redeemed in that period.

Annual Index Review

The rules for the IBOXIG are reviewed once per year during the annual index review process to ensure that the IBOXIG provides a balanced representation of the U.S. dollar denominated liquid high yield corporate debt market. The results of the annual index review become effective at the end of October.

Index Calculation

The calculation of the IBOXIG is based on bid prices. New bonds are included in the indices at their respective ask prices when they enter the index.

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Index Rebalancing

The IBOXIG is rebalanced every month, on the last business day of the month after the close of business, i.e., the rebalancing date. Two business days before the end of each month, the rating and amount information for the constituents is updated and the list is adjusted for all rating and amount changes which are known to have taken place three business days before the end of the month, which could also result in exclusion of the bond. New bonds issued are taken into account if they are publicly known to settle until the last calendar day of the month, inclusive, and if their rating and amount outstanding has become known at least three business days before the end of the month.

In a first step, the selection criteria set out above are applied to the universe of the broader Markit iBoxx USD Corporate Investment Grade Index. Bond ratings and amount outstanding are used as of the bond selection cut-off date. Maturity dates remain fixed for the life of the bond. Only bonds with a first settlement date on or before the rebalancing date are included in the selection process. Once the eligible bond universe has been defined, the weight for each bond is determined and if necessary capped, applying an issuer cap of 3%. The weights and capping factors are determined on the last business day of each month using the end-of-month market values.

Treatment of Special Intra-Month Events

If a bond is fully redeemed intra-month, the bond effectively ceases to exist. In all calculations, the redeemed bond is treated as cash based on the last iBoxx price, the call price or the repurchase price, as applicable. A redemption factor and redemption price is used to treat these events in the IBOXIG and in calculations relating thereto. In addition, the clean price of the bond is set to the redemption price, and the interest accrued until the redemption date is treated as an irregular coupon payment.

If a bond is identified as trading flat of accrued, the accrued interest on the bond is set to zero in the total return index calculation and the bond is excluded from the calculation of all bond and index analytical values.

Some bonds have predefined coupon changes that lead to a change in the annual coupon over the life of the bond. In all instances, the coupon change must be a fixed amount on top of a fixed coupon, i.e. floating coupon bonds are not eligible for the IBOXIG. The two main categories of bonds with coupon changes of this nature are step-up bonds and event-driven bonds. Step-up bonds have a pre-defined coupon schedule that cannot change during the life of the bond. That coupon schedule is used in all bond calculations. Event-driven bonds’ coupons may change upon the occurrence (or non-occurrence) of specified events, such as ratings changes, failure to register a bond or failure to complete a merger. In the calculation of the IBOXIG and the analytics, the coupon schedule as of the calculation date is used. Any events occurring after the calculation date are ignored in the determination of the applicable coupon schedule.

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The iShares® iBoxx $ High Yield Corporate Bond ETF

Description of the iShares® iBoxx $ High Yield Corporate Bond ETF

We have derived all information contained in this document regarding the iShares® iBoxx $ High Yield Corporate Bond ETF (the “HYG”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares®. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. The iShares® iBoxx $ High Yield Corporate Bond ETF trades on the NYSE Arca, Inc. under the ticker symbol “HYG.”

The HYG seeks to track the investment results of the Markit iBoxx® USD Liquid High Yield Index (the “IBOXHY”). The underlying index is a rules-based index consisting of liquid U.S. dollar-denominated, high yield corporate bonds for sale in the United States, which is designed to provide a broad representation of the U.S. dollar-denominated high yield liquid corporate bond market.

Information provided to or filed with the SEC by iShares® pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The IBOXHY may include large-, mid- or small capitalization companies. The HYG generally invests at least 90% of its assets in securities that comprise the underlying index and in investments that provide substantially similar exposure to the securities in the underlying index. The HYG is passively managed and employs a Representative Sampling Strategy. The ETF’s investment adviser is BFA, and the underlying index is sponsored by Markit Group Limited (“Markit”). More information regarding the HYG can be located on the ETF’s website: https://www.ishares.com/us/products/239565/ishares-iboxx-high-yield-corporate-bond-etf. Information on that website is not included or incorporated by reference into this document. The HYG is issued by the iShares® Trust, a registered investment company. Bonds issued by issuers organized in a variety of developed countries are eligible for inclusion in the IBOXHY.

Description of the Markit iBoxx® USD Liquid High Yield Index

The IBOXHY is published by Markit, the index owner. Markit has no obligation to continue to publish, and may discontinue publication of, the IBOXHY at any time.

The IBOXHY is designed to reflect the performance of the U.S. dollar-denominated high yield corporate debt. The IBOXHY is market-value weighted with an issuer cap of 3%.

The IBOXHY consists of sub-investment grade U.S. dollar-denominated bonds issued by corporate issuers from developed countries and rated by at least one of three rating services: Fitch, Moody’s or S&P Ratings. The IBOXHY composition is rebalanced once a month, after the close of business on the last business day of the rebalancing month (the “rebalancing date”). The new IBOXHY composition becomes effective on the first business day of the next month (the “composition month”).

The bonds in the IBOXHY must meet all the criteria described below as of the close of business three business days prior to the rebalancing date, provided that the relevant bond data can be verified as of such date (the “bond selection cut-off date”).

The IBOXHY is based on multi-sourced pricing which, depending on the structure of each market, takes into account a variety of data inputs such as transaction data, quotes from market makers and other observable data points. Prices for the bonds in the IBOXHY are sourced from a number of leading market makers. The received quotes are subject to a quality control process which is intended to exclude stale or off-market prices, and the quotes that pass the quality control are consolidated to the IBOXHY price. Additionally, the IBOXHY rules and their application are governed by two committees:

•	Technical Committee: composed of representatives of market makers and banks. The main purpose of this group is to provide assistance in the identification of eligible constituents, especially in the instance where the eligibility or the classification of a bond is unclear or contentious. Additionally, the Technical Committee discusses any market developments which may warrant index rule changes, and provides recommendations on changes to the rules or additional indices. It also reviews the impact of financial sanctions on the eligibility of countries or specific index constituents.

•	Oversight Committee: composed of representatives from a broad range of asset managers, consultants and industry bodies. The purpose of the Oversight Committee is to review the recommendations of the Technical Committee and also to provide consultation on any market developments which may warrant rule changes.

Selection Criteria for the iBoxx $ Liquid High Yield Index

The following selection criteria are applied to select the constituents for the IBOXHY:

•	Bond Type. Only fixed-rate bonds whose cash flow can be determined in advance are eligible for the IBOXHY. The IBOXHY is comprised solely of bonds. Treasury Bills and other money market instruments are not eligible. The IBOXHY includes only U.S. dollar denominated bonds. In particular, bonds with the following characteristics are included: fixed coupon bonds, step-up bonds with coupon schedules known at issuance (or as functions of the issuer’s rating), sinking

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funds and amortizing bonds, medium-term notes, Rule 144A offerings, callable bonds and putable bonds. The following instrument types are specifically excluded from the IBOXHY: preferred shares, optionally and mandatorily convertible bonds, subordinated bank or insurance debt with mandatory contingent conversion features or with any conversion options before the first call date, bonds with other equity features attached (e.g., options or warrants), private placements, perpetual bonds (unless callable and meets the time to maturity requirements set forth below), floating rate notes, pay-in-kind bonds (during the pay-in-kind period), zero coupon bonds, zero step-ups (GAINS), bonds with differences between accrual and coupon payment periods and monthly-paying bonds, and Regulation S offerings.

Any bond subject to a firm call or tender offer, with the exception of exchange offers, in the month immediately following the rebalancing date will be excluded from the IBOXHY, provided that Markit is aware of that tender offer or call as of the bond selection cut-off date.

•	Credit Rating. Bonds in the IBOXHY must have a Markit iBoxx Rating of sub-investment grade, which is defined as BB+ or lower by S&P Ratings or Fitch or Ba1 or lower by Moody’s, but the bonds must not be in default. If a bond is rated by more than one of the foregoing ratings agencies, then the Markit iBoxx Rating is the average of the provided ratings. The rating is consolidated to the nearest rating grade in accordance with the Markit iBoxx Rules. Rating notches are not used. Issues rated D by Fitch or S&P Ratings, or that have been subject to a default press release by Moody’s cannot enter the IBOXHY. Those issues in the IBOXHY that are subsequently downgraded to D by Fitch or S&P Ratings or subject to a default press release by Moody’s (as of the bond selection cut-off date) will be taken out of the IBOXHY on the next rebalancing date. After a bond has migrated into high yield from investment grade status, it must retain that status for three months (the “stabilization period”) before it can be included in the IBOXHY. In case of an ID change or exchange of a 144A version into a registered bond, the ratings from the 144A bond are also used for the registered bond.

•	Time to Maturity. To qualify for entry in the IBOXHY, bonds must have an original maturity date of less than 15 years. All bonds must have at the rebalancing day an expected remaining life of at least one year, and all new insertions must have an expected remaining life of at least 1.5 years.

•	Amount Outstanding. The outstanding face value of all non-convertible bonds denominated in U.S. dollars from the issuer must be greater than or equal to $1 billion as of the bond selection cut-off date. The outstanding face value of a bond must be greater than or equal to $400 million as of the bond selection cut-off date. Partial buybacks or increases will affect the outstanding face value of a prospective bond. Markit considers changes to the outstanding face value of a candidate bond as a result of partial or full buybacks or increases, provided that Markit is aware of such changes as of the bond selection cut-off date.

•	Bond Classification. All bonds are classified based on the principal activities of the issuer and the main sources of the cash flows used to pay coupons and redemptions. Bonds must be denominated in U.S. dollars and must be corporate credit, i.e., debt instruments backed by corporate issuers that are not secured by specific assets. Debt issued by governments, sovereigns, quasi-sovereigns and government-backed or guaranteed entities is excluded. Bonds eligible for the IBOXHY must be issued from countries classified as developed markets based on the “Markit Global Economic Development Classification,” which is updated once per year.

Each bond in the IBOXHY is assigned to one of the following sectors: Basic Materials, Consumer Goods, Consumer Services, Financial, Industrial, Health Care, Oil & Gas, Technology, Telecommunications and Utilities.

•	Lockout Period. A bond that drops out of the IBOXHY at the rebalancing day is excluded from re-entering the index for a three-month period. The rule for the lockout period takes precedence over the other rules for the IBOXHY selection. A locked out bond will not be selected, even if it qualifies for the IBOXHY

•	Minimum Run. Any bond that enters the IBOXHY must remain in the IBOXHY for a minimum of six months, provided it is not upgraded to investment grade, defaulted or fully redeemed in that period.

Annual Index Review

The rules for the IBOXHY are reviewed once per year during the annual index review process to ensure that the IBOXHY provides a balanced representation of the U.S. dollar denominated liquid high yield corporate debt market. The results of the annual index review become effective at the end of October.

Index Rebalancing

The IBOXHY is rebalanced every month, on the last business day of the month after the close of business, i.e., the rebalancing date. Two business days before the end of each month, the rating and amount information for the constituents is updated and the list is adjusted for all rating and amount changes which are known to have taken place three business days before the end of the month, which could also result in exclusion of the bond. New bonds issued are taken into account if they are publicly known to settle until the last calendar day of the month, inclusive, and if their rating and amount outstanding has become known at least three business days before the end of the month.

In a first step, the selection criteria set out above are applied to the universe of U.S. dollar-denominated bonds. Bond ratings and amount outstanding are used as of the bond selection cut-off date. Maturity dates remain fixed for the life of the bond. Only bonds with

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a first settlement date on or before the rebalancing date are included in the selection process. Once the eligible bond universe has been defined, the weight for each bond is determined and if necessary capped, applying an issuer cap of 3%. The weights and capping factors are determined on the last business day of each month using the end-of-month market values.

Treatment of Special Intra-Month Events

If a bond is fully redeemed intra-month, the bond effectively ceases to exist. In all calculations, the redeemed bond is treated as cash based on the last iBoxx price, the call price or the repurchase price, as applicable. A redemption factor and redemption price are used to treat these events in the IBOXHY and in calculations relating thereto. In addition, the clean price of the bond is set to the redemption price, and the interest accrued until the redemption date is treated as an irregular coupon payment.

If a bond is identified as trading flat of accrued, the accrued interest on the bond is set to zero in the total return index calculation and the bond is excluded from the calculation of all bond and index analytical values.

Some bonds have predefined coupon changes that lead to a change in the annual coupon over the life of the bond. In all instances, the coupon change must be a fixed amount on top of a fixed coupon, i.e. floating coupon bonds are not eligible for the IBOXHY. The two main categories of bonds with coupon changes of this nature are step-up bonds and event-driven bonds. Step-up bonds have a pre-defined coupon schedule that cannot change during the life of the bond. That coupon schedule is used in all bond calculations. Event-driven bonds’ coupons may change upon the occurrence (or non-occurrence) of specified events, such as ratings changes, failure to register a bond or failure to complete a merger. In the calculation of the IBOXHY and the analytics, the coupon schedule as of the calculation date is used. Any events occurring after the calculation date are ignored in the determination of the applicable coupon schedule.

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THE ISHARES® MSCI EMERGING MARKETS ETF

Description of the iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF (the “EEM”) is an investment portfolio maintained and managed by iShares Inc. and advised by BFA. iShares Inc. is a registered investment company that consists of numerous separate investment portfolios, including the EEM. The shares of the EEM are listed and trade on the NYSE Arca under the ticker symbol “EEM.”

Information provided to or filed with the SEC by iShares Inc. pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at www.sec.gov.

Investment Objective and Strategy

The EEM seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index was developed by MSCI to represent the performance of equity securities in selected emerging markets countries. The returns of the EEM may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The EEM uses a representative sampling strategy (as described below under “Representative Sampling”) to try to track the MSCI Emerging Markets Index. The EEM will at all times invest at least 80% of its assets in the component securities of the MXEF and in investments that have economic characteristics that are substantially identical to the component securities of MSCI Emerging Markets Index (i.e., depositary receipts representing component securities of the MSCI Emerging Markets Index), and may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index, but which BFA believes will help the EEM track the underlying index. The EEM also may invest its futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Investment Strategy — Representative Sampling

The EEM pursues a “representative sampling” strategy in attempting to track the performance of the MSCI Emerging Markets Index, and generally does not hold all of the equity securities held by the MSCI Emerging Markets Index. The EEM invests in a representative sample of securities in the MSCI Emerging Markets Index, which have a similar investment profile as the MSCI Emerging Markets Index. Securities selected have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index.

Correlation

The MSCI Emerging Markets Index is a theoretical financial calculation, while the EEM is an actual investment portfolio. The performance of the EEM and the MSCI Emerging Markets Index may vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs), and timing variances and differences between the EEM and the MSCI Emerging Markets Index resulting from the EEM’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the EEM but not to the MSCI Emerging Markets Index. The EEM, using representative sampling, can be expected to have a greater tracking error (i.e., the correlation is weaker) than a fund using replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Description of the MSCI Emerging Markets Index

The MSCI Emerging Markets Index offers a representation of emerging markets based on the following countries as of the date of this document Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets Index aims to capture 85% of the free float-adjusted market capitalization in each country. It is based on the MSCI Global Investable Market Indexes methodology, which emphasizes index liquidity, investability and replicability.

The MSCI Emerging Markets Index is part of the MSCI Global Investable Market Indices family. For more information about the MSCI Global Investable Market Indices, please see “The IShares® MSCI EAFE ETF - MSCI Global Investable Market Indices Methodology” above.

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The iShares® J.P. Morgan USD Emerging Markets Bond ETF

Description of the iShares® J.P. Morgan USD Emerging Markets Bond ETF

We have derived all information contained in this document regarding the iShares® J.P. Morgan USD Emerging Markets Bond ETF (the “EMB”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares®. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. The EMB trades on the Nasdaq under the ticker symbol “EMB.”

The EMB seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the J.P. Morgan EMBI® Global Core Index (the “JPEICORE”).

Information provided to or filed with the SEC by iShares® pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Description of the J.P. Morgan EMBI® Global Core Index

The JPEICORE is a broad, diverse U.S. dollar-denominated emerging markets debt benchmark, which tracks the total return of actively traded external debt instruments in emerging market countries. The methodology is designed to distribute the weight of each country within the JPEICORE by limiting the weights of countries with higher debt outstanding and reallocating this excess to countries with lower debt outstanding.

The JPEICORE may change its composition and weighting monthly upon rebalancing. The JPEICORE includes both fixed-rate and floating-rate instruments issued by sovereign and quasi-sovereign entities from index eligible countries. Quasi-sovereign entities are defined as entities that are 100% guaranteed or 100% owned by the national government and resides in the index eligible country. Only those instruments which (i) are denominated in U.S. dollars, (ii) have a current face amount outstanding of $1 billion or more, (iii) have at least 2.5 years until maturity to be eligible for inclusion and have at least 2 years until maturity to remain in the index, (iv) are able to settle internationally through Euroclear or another institution domiciled outside the issuing country and (v) have bid and offer prices that are available on a daily and timely basis — sourced from a third party valuation vendor — are considered for inclusion in the JPEICORE.

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THE ISHARES® U.S. REAL ESTATE ETF

Description of the iShares® U.S. Real Estate ETF

The iShares® U.S. Real Estate ETF (the “IYR”) is an investment portfolio maintained and managed by iShares Trust and advised by BFA. iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the IYR. The shares of the IYR are listed and trade at market prices on the NYSE Arca under the ticker symbol “IYR.”

Information provided to or filed with the SEC by iShares Trust pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.

Investment Objective and Strategy

Effective January 25, 2021, the IYR’s underlying index changed from the Dow Jones U.S. Real Estate Index (the “DJUSRE”) to the Dow Jones U.S. Real Estate Capped Index (the “DJUSRCUP”). The IYR seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of real estate sector of the U.S. equity market measured by the DJUSRCUP. Thus, the IYR is concentrated in the U.S. real estate industry. The DJUSRCUP is calculated, maintained and published by S&P and is designed to track the performance of REITs and other companies that invest directly or indirectly in real estate through development, management, or ownership, including property agencies. The returns of the IYR may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Investment Strategy — Representative Sampling

The IYR pursues a “representative sampling” indexing strategy in attempting to track the performance of the DJUSRCUP, and generally does not hold all of the equity securities included in the DJUSRCUP. The IYR invests in a representative sample of securities in the DJUSRCUP, which have a similar investment profile as the DJUSRCUP. Securities selected have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the DJUSRCUP.

The IYR generally invests at least 80% of its assets in the component securities in the DJUSRCUP and in investments that have economic characteristics that are substantially identical to the component securities of the DJUSRCUP (i.e., depositary receipts representing securities of the DJUSRCUP). The IYR may invest the remainder of its assets in securities not included in the DJUSRCUP, but which BFA believes will help the IYR track the DJUSRCUP, and in futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Correlation

The DJUSRCUP is a theoretical financial calculation, while the IYR is an actual investment portfolio. The performance of the IYR and the DJUSRCUP will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs) and timing variances. The IYR, using a representative sampling strategy, can be expected to have a greater tracking error (i.e., the correlation is weaker) than a fund using a replication strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The IYR will concentrate (i.e., hold 25% or more of its total assets) its investments to approximately the same extent that the DJUSRCUP concentrates in the stocks of the real estate industry. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Description of the Dow Jones U.S. Real Estate Capped Index

The DJUSRCUP is designed to track the performance of REITs and other companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies. REITs are passive investment vehicles that invest primarily in income producing real estate or real estate-related loans and interests.

The index composition of the DJUSRCUP is the same as the DJUSRE. Eligible components are stocks traded on the major U.S. stock exchanges, minus any non-common issues and illiquid stocks, which are issued by companies in the real estate sector. The DJUSRCUP is one of the sector and the industry indices of the Dow Jones U.S. Index.

Capping Methodology

For capping purposes, the index is rebalanced quarterly after the close of business on the third Friday of March, June, September, and December. The reference date for capping is the Wednesday prior to second Friday of the rebalancing month.

The index is also reviewed daily based on each company’s capped market capitalization weight. Daily capping is only performed when the sum of companies with weight greater than 5% exceeds 25%. When daily capping is necessary, the changes are announced after the close of the business day on which the daily weight caps are exceeded, with the reference date after the close of that same business day, and changes are effective after the close of the next trading day. While capping is reviewed daily, the index may be capped on a less frequent basis. Both the quarterly and daily capping process are performed according to the following procedures:

1.	With prices reflected on the rebalancing price reference date, adjusted for any applicable corporate actions, and membership, shares outstanding, and IWFs as of the rebalancing effective date, each company is weighted by FMC. Modifications are made as defined below.

2.	If any company’s weight exceeds10%, that company’s weight is capped at 10% and all excess weight is proportionally redistributed to all uncapped companies within the index. If, after this redistribution, any company breaches the weight cap the process is repeated iteratively until no company breaches the company capping rule.

3.	Then, the aggregate weight of the companies with weight greater than 4.5% cannot exceed 22.5%.

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4.	If the rule in step 3 is breached, all the companies are ranked in descending order of their weights and the company with the smallest weight above 4.5% is identified. The weight of this company is, then, reduced either until the rule in step 3 is satisfied or it reaches 4.5%.

5.	This excess weight is proportionally redistributed to all companies with weights below 4.5%. Any company that receives weight cannot breach the 4.5% cap. This process is repeated iteratively until step 3 is satisfied.

6.	Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.

Description of the Dow Jones U.S. Real Estate Index

The DJUSRE is a float-adjusted capitalization-weighted, real-time index that provides a broad measure of the U.S. real estate securities market. The index is designed to track the performance of REITs and other companies that invest directly or indirectly in real estate through development, management, or ownership, including property agencies.

Index Methodology

The DJUSRE is a subset of the Dow Jones U.S. Index, which covers 95% of U.S. securities based on float-adjusted market capitalization. Excluded from the Dow Jones U.S. Index are the smallest and least liquid of U.S. stocks. The index composition is reviewed quarterly in March, June, September and December. The index is also reviewed on an ongoing basis to account for corporate actions such as mergers, delistings and bankruptcies. Calculation of the DJUSRE began on February 14, 2000. Real index history is available daily from this date forward.

Computation of the DJUSRE

The DJUSRE is a price-weighted index rather than a market capitalization-weighted index. In essence, the DJUSRE consists of one share of stocks included in the DJUSRE. Thus, the weightings of the components of the DJUSRE are affected only by changes in their prices, while the weightings of stocks in other indices are affected by price changes and changes in shares outstanding.

The DJUSRE is calculated by adding up the prices of the constituent stocks and dividing the total by a divisor. The divisor is adjusted to ensure the continuity of the DJUSRE. The divisor is now an arbitrary number that reflects adjustments over time resulting from spin-offs, rights offerings, stock splits, stock dividends and other corporate actions, as well as additions to and deletions from the DJUSRE. Accordingly, the divisor is no longer equal to the number of components in the DJUSRE. The current divisor of DJUSRE is published daily in the WSJ and other publications.

While S&P currently employs the above methodology to calculate the DJUSRE, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the DJUSRE.

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The SPDR® Gold Shares

We have derived all information contained in this document regarding the SPDR® Gold Shares, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, World Gold Trust Services, LLC (“WGTS”). Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information.

The SPDR® Gold Trust (“Gold Trust”) issues SPDR® Gold Shares, which represent units of fractional undivided beneficial interest in and ownership of the SPDR® Gold Trust. WGTS is the sponsor of the Gold Trust, or the Sponsor. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the Gold Trust, or the Trustee, HSBC Bank plc is the custodian of the Gold Trust, or the Custodian, and State Street Global Advisors Funds Distributors, LLC (formerly State Street Global Markets, LLC) is the marketing agent of the Gold Trust, or the Marketing Agent. The Gold Trust intends to issue additional Shares on a continuous basis through its Trustee. The Gold Trust is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor. The Shares trade on NYSE Arca, Inc., or NYSE Arca, under the symbol “GLD.”

Information provided to or filed with the SEC by WGTS under the Securities Act and the Investment Company Act can be located can be located by reference to SEC file numbers 333-217785 and 001-32356, respectively, through the SEC’s website at http://www.sec.gov. We have not independently verified the accuracy or completeness of the information or reports prepared by WGTS. The selection of the Gold Trust is not a recommendation to buy or sell the shares of the Gold Trust. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Gold Trust. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The Shares may be purchased from the Gold Trust only in one or more blocks of 100,000 Shares (a block of 100,000 Shares is called a Basket). The Gold Trust issues Shares in Baskets to certain authorized participants, or the Authorized Participants, on an ongoing basis. Baskets are offered continuously at the net asset value, or the NAV, for 100,000 Shares on the day that an order to create a Basket is accepted by the Trustee.

The investment objective of the Gold Trust is to reflect the performance of the price of gold bullion, less the Gold Trust’s expenses. The Gold Trust holds gold bars, and from time to time, issues baskets in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The Shares of the Gold Trust are intended to offer investors an opportunity to participate in the gold market through an investment in securities. The ownership of the Shares of the Gold Trust is intended to overcome certain barriers to entry in the gold market, such as the logistics of buying, storing and insuring gold.

The Shares of the Gold Trust represent units of fractional undivided beneficial interest in and ownership of the Gold Trust, the primary asset of which is allocated (or secured) gold. The Gold Trust is not managed like a corporation or an active investment vehicle. The gold held by the Gold Trust will be sold only: (1) on an as-needed basis to pay the Gold Trust’s expenses, (2) in the event the Gold Trust terminates and liquidates its assets or (3) as otherwise required by law or regulation.

Creation and Redemption

The SPDR® Gold Trust creates and redeems the Shares from time to time, but only in one or more baskets (a “basket” equals a block of 100,000 shares). The creation and redemption of baskets requires the delivery to the Gold Trust or the distribution by the Gold Trust of the amount of gold and any cash represented by the baskets being created or redeemed, the amount of which is based on the combined net asset value of the number of Shares included in the baskets being created or redeemed. The initial amount of gold required for deposit with the Gold Trust to create shares for the period from the formation of the Gold Trust to the first day of trading of the Shares on the NYSE was 10,000 ounces per basket. The number of ounces of gold required to create a basket or to be delivered upon the redemption of a basket gradually decreases over time, due to the accrual of the Gold Trust’s expenses and the sale of the Gold Trust’s gold to pay the Gold Trust’s expenses. Baskets may be created or redeemed only by authorized participants, who pay a transaction fee for each order to create or redeem baskets and may sell the Shares included in the baskets they create to other investors.

Valuation of Gold; Computation of Net Asset Value (“NAV”)

The Trustee determines the NAV of the Gold Trust on each day that NYSE Arca is open for regular trading at the earlier of (i) the afternoon session of the twice daily determination of the price of an ounce of gold through an auction by the London Bullion Market Association, or LBMA, administered by the ICE Benchmark Administration, or the IBA, which starts at 3:00 PM London, England time, or the LBMA Gold Price PM, or (ii) 12:00 PM New York time. The LBMA Gold Price PM is determined by participants in a physically settled, electronic and tradable auction. The LBMA Gold Price PM replaced the previously established London PM Gold Fix on March 20, 2015. The NAV of the Gold Trust is the aggregate value of the Gold Trust’s assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the Gold Trust’s NAV, the Trustee values the gold held by the Gold Trust based on the LBMA Gold Price PM for an ounce of gold. The Trustee also determines the NAV per Share.

The Custodian is HSBC Bank plc and is responsible for the safekeeping of the Gold Trust’s gold bars transferred to it in connection with the creation of Baskets by Authorized Participants. The Custodian also facilitates the transfer of gold in and out of the Gold Trust through gold accounts it maintains for Authorized Participants and the Gold Trust. The Custodian is a market maker, clearer and approved weigher under the rules of the LBMA.

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The iShares® TIPS Bond ETF

Description of the iShares® TIPS Bond ETF

We have derived all information contained in this document regarding the iShares® TIPS Bond ETF (the “TIP”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares®. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information.

The TIP is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of an index composed of inflation-protected U.S. Treasury bonds, which is currently the Bloomberg Barclays U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L) (the “LBUTTRUU”). The iShares® TIPS ETF trades on the NYSE Arca, Inc. under the ticker symbol “TIP.”

Information provided to or filed with the SEC by iShares® under the Securities Act and the Investment Company Act can be located can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. We have not independently verified the accuracy or completeness of the information or reports prepared by iShares®. The selection of the TIP is not a recommendation to buy or sell the shares of the TIP. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the TIP. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

TIPS are income-generating instruments the interest and principal payments of which are adjusted for inflation — a sustained increase in prices that erodes the purchasing power of money. The inflation adjustment, which is typically applied monthly to the principal of the bond, follows a designated inflation index, the consumer price index (“CPI”), and TIPS’ principal payments are adjusted according to changes in the CPI.

A fixed coupon rate is applied to the inflation-adjusted principal so that as inflation rises, both the principal value and the interest payments increase. This can provide investors with a hedge against inflation, as it helps preserve the purchasing power of an investment. Due to this inflation adjustment feature, inflation-protected bonds typically have lower yields than conventional fixed-rate bonds.

Description of the Bloomberg Barclays U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L)

The LBUTTRUU includes all publicly issued U.S. Treasury inflation protected securities that have at least one year remaining to maturity, are rated investment grade and have $300 million or more of outstanding face value. In addition, the securities in the LBUTTRUU must be denominated in U.S. dollars and must be fixed-rate and non-convertible. The LBUTTRUU is market capitalization-weighted and the securities in the LBUTTRUU are updated on the last calendar day of each month.

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